KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Announces FY2026 Guidance

KINGSTON, N.Y.— September 24, 2025 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, today announced financial guidance for fiscal year 2026 and additional guidance for fiscal year 2025, as follows:

Guidance Metrics	**2025E**	**2026E**
Direct premiums written growth	12% to 17%	15% to 20%
Core Business[1] direct premiums written growth	15% to 20%	NA[2]
Net premiums earned	$187 million	$233 million
Net combined ratio	79% to 83%	79% to 83%
Net income per share – basic	$2.10 to $2.50	$2.15 to $2.85
Net income per share – diluted	$1.95 to $2.35	$2.10 to $2.80
Return on equity	30% to 38%	26% to 36%

[1]Kingstone refers to New York business as its "Core" business and business outside of New York as its "Non-Core" business.

[2]Beginning with the period ending September 30, 2025, the Company will no longer be reporting Core operating results vs. non-Core operating results as non-Core operations currently represent an immaterial portion of the Company's overall business and are anticipated to represent less than 5% of the Company's business in FY2026.

Other Considerations: (1) The Company is providing additional guidance on direct premiums written growth for 2025 to further support investors' ability to assess financial performance. (2) The Company's results are inherently weather dependent, and guidance assumes no major catastrophe events. For FY2026, the outlook assumes a moderate reduction in costs for catastrophe reinsurance for the 2026/2027 treaty year relative to the prior year period. Additionally, FY2026 projections do not give effect to any gains or losses from the Company's investment portfolio. For additional details, please refer to the 'Disclaimer and Forward-Looking Statements' section at the bottom of this press release.

The following reflects the anticipated impact of dilution on total shares outstanding, which is incorporated into the respective financial guidance metrics outlined above:

Common Stock Metrics *(shares in millions)*	**2025E**	**2026E**
Weighted average shares outstanding – basic	13.9	14.4
Weighted average shares outstanding – diluted	14.6	14.7
Total shares outstanding as of end of period – basic	14.1	14.5
Total shares outstanding as of end of period – diluted	14.8	14.9

Meryl Golden, President and Chief Executive Officer of Kingstone, said, "Kingstone delivered exceptional results during the first half of the year and thus far in the third quarter, which positions us well to achieve our full year 2025 guidance. Looking ahead to FY2026, we are focused on sustaining this strong momentum, with confidence that we can once again achieve top tier growth and profitability.

“We look forward to launching our expansion outside of New York State in 2026, which we believe will, over time, reduce risk through geographic diversification and improve our growth potential. We intend to pursue a combination of organic initiatives and strategic inorganic opportunities in New York, along with thoughtful and disciplined expansion into two new markets in 2026 as we work towards our 5-year goal of half a billion dollars in written premium, growing an average of 15% per year.

“For 2026, we plan to fund our expansion initiatives entirely through cash generated from operations, which underscores the strength of our business. Should growth accelerate beyond our expectations and additional capital is needed, we intend to first look to our quota share reinsurance partners to provide efficient and non-dilutive capital.

“We remain highly optimistic about Kingstone’s outlook for sustainable growth and profitability in 2026 and beyond. We are focused on maintaining our strong financial foundation and building value for our shareholders.”

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. Kingstone delivers tailored homeowners insurance solutions through its sophisticated product suite, Select, supported by a scalable and efficient operating platform that enables the Company to pursue significant market opportunities and strategic expansion. In 2024, KICO was the 12th largest writer of homeowners insurance in New York and is also licensed in New Jersey, Rhode Island, Massachusetts, Connecticut, Pennsylvania, New Hampshire, and Maine.

Investor Relations Contact:
Karin Daly
Vice President
The Equity Group Inc.
kdaly@theequitygroup.com

Disclaimer and Forward-Looking Statements

The guidance provided above is based on information available as of the *date of this announcement and management's review of the anticipated financial results for 2025 and 2026. Such guidance remains subject to change based on management's ongoing review of the Company's financial results and is a forward-looking statement (see below). Kingstone assumes no obligation to update this guidance. The actual results may be materially different and are affected by the risk factors and uncertainties identified in this press release and in Kingstone's annual and quarterly filings with the Securities and Exchange Commission.*

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024.

The risks and uncertainties include, without limitation, the following:

- *the risk of significant losses from catastrophes and severe weather events;*
- *risks related to the lack of a financial strength rating from A.M. Best;*
- *risks related to limitations on the ability of our insurance subsidiary to pay dividends to us;*
- *adverse capital, credit and financial market conditions;*
- *risks related to volatility in net investment income;*
- *the unavailability of reinsurance at current levels and prices;*
- *the exposure to greater net insurance losses in the event of reduced reliance on reinsurance;*
- *the credit risk of our reinsurers;*
- *the inability to maintain the requisite amount of risk-based capital needed to grow our business;*
- *the effects of climate change on the frequency or severity of weather events and wildfires;*
- *risks related to the limited market area of our business;*
- *risks related to a concentration of business in a limited number of producers;*
- *legislative and regulatory changes, including changes in insurance laws and regulations and their application by our regulators;*
- *the effects of competition in our market areas;*
- *our reliance on certain key personnel;*
- *risks related to security breaches or other attacks involving our computer systems or those of our vendors; and*
- *our reliance on information technology and information systems.*

Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.